Exhibit 99.1

Shockwave Provides update on U.S. launch of coronary ivl system

Announces Preliminary Revenue Range for the First Quarter of 2021

SANTA CLARA, CALIF. — March 30, 2021 — Shockwave Medical, Inc. (NASDAQ: SWAV), a pioneer in the development of Intravascular Lithotripsy (IVL) to treat severely calcified cardiovascular disease, today announced a preliminary forecast revenue range for the first quarter 2021, ahead of its participation in the Wells Fargo MedTech R&D Spotlight Call Series to be held at 1:00 p.m. Eastern Time on March 30, 2021.

“We are pleased by the encouraging performance in the first quarter and, in particular, with the excellent reception of our newly-launched C2 Coronary IVL product in the United States,” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “I commend our team on their extraordinary preparation and execution of the launch of C2 and am so grateful for the collaborative partnership we have with our customers. The entire Shockwave Medical organization remains focused on our mission to deliver life changing products to patients suffering from calcified arterial disease.”

Coronary Launch

The C2 System was approved by the U.S. Food and Drug Administration on February 12, 2021 for use in calcified de-novo coronary arteries prior to implanting a stent. Subsequent to FDA approval, the company has achieved the following results with C2 in the United States through March 29, 2021:

•	Shockwave territory managers have launched an average of just over 1.5 U.S. accounts per month, consistent with the company’s stated strategy of executing the launch in a disciplined and sustainable fashion.

•	C2 clinical performance in the U.S. has been consistent with Shockwave’s experience with C2 in international markets.

•	Over 120 U.S. customers have purchased the C2 Launch Kit, with initial launch orders averaging approximately six C2 units.

•	Nearly 50% of U.S. accounts that have initiated launch have completed the launch activities and are able to use IVL independently.

•	Five live cases utilizing C2 in U.S. centers have been performed in conjunction with the recent Cardiovascular Research Technologies (CRT) and Scottsdale Interventional Forum (SIF) Conferences.

•	Peripheral revenue in the U.S. has continued to grow month-over-month throughout the quarter.

First Quarter 2021 Results

Preliminary first quarter 2021 revenue is expected to be in the range of $31.0 million to $32.0 million, which would represent an increase of 104% to 111% over the first quarter of 2020. The first quarter 2021 revenue range included in this release is preliminary and prior to the completion of review procedures by Shockwave Medical’s external auditors and is therefore subject to adjustment.

Shockwave to Participate in Wells Fargo R&D Spotlight Call

Shockwave will participate in the Wells Fargo MedTech R&D Spotlight Call Series on Tuesday, March 30, 2021 at 1:00 pm Eastern Time. A live and archived webcast of the event will be available at https://ir.shockwavemedical.com/.

About Shockwave Medical, Inc.

Shockwave is focused on developing and commercializing products intended to transform the way calcified cardiovascular disease is treated. Shockwave aims to establish a new standard of care for the interventional treatment of atherosclerotic cardiovascular disease through differentiated and proprietary local delivery of sonic pressure waves for the treatment of calcified plaque, which the company refers to as Intravascular Lithotripsy (IVL). IVL is a minimally invasive, easy-to-use and safe way to significantly improve patient outcomes. To view an animation of the IVL procedure and for more information, visit www.shockwavemedical.com.

Forward-Looking Statements

This press release contains statements relating to our expectations, projections, beliefs, and prospects, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” and similar expressions, and the negative of these terms. You are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are only predictions based on our current expectations, estimates, and assumptions, valid only as of the date they are made, and subject to risks and uncertainties, some of which we are not currently aware.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the impact of the COVID-19 pandemic on our operations, financial results, and liquidity and capital resources, including the impact on our sales, expenses, supply chain, manufacturing, research and development activities, clinical trials, and employees; our ability to develop, manufacture, obtain and maintain regulatory approvals for, market and sell, our products; our expected future growth, including the size and growth potential of the markets for our products; our ability to obtain coverage and reimbursement for procedures performed using our products; our ability to scale our organizational culture; the impact of the development, regulatory approval, efficacy and commercialization of competing products; the loss of key scientific or management personnel; our ability to develop and maintain our corporate infrastructure, including our internal controls; the completion and review by our auditors of our financial results for the three months ended March 31, 2021; our financial performance and capital requirements; and our ability to obtain and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others. These factors, as well as others, are discussed in our filings with the Securities and Exchange Commission (SEC), including in Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the SEC, and in our other periodic and other reports filed with the SEC. Except to the extent required by law, we do not undertake to update any of these forward-looking statements after the date hereof to conform these statements to actual results or revised expectations.

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Media Contact:

Scott Shadiow

+1.317.432.9210

sshadiow@shockwavemedical.com

Investor Contact:

Debbie Kaster

dkaster@shockwavemedical.com